Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2014 RESULTS
JASPER, IN (November 5, 2013) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $317.4 million and net income of $9.2 million, or $0.24 per Class B diluted share, for the first quarter of fiscal year 2014 which ended September 30, 2013.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2013	September 30, 2012	Percent Change
Net Sales	$317,439	$288,190	10%
Gross Profit	$61,324	$55,205	11%
Gross Profit %	19.3%	19.2%
Selling and Administrative Expenses	$54,217	$48,238	12%
Selling and Administrative Expenses %	17.1%	16.8%
Other General Income	$(5,022)	$0
Restructuring Expense	$402	$60	570%
Operating Income	$11,727	$6,907	70%
Operating Income %	3.7%	2.4%
Adjusted Operating Income *	$7,107	$6,967	2%
Adjusted Operating Income % *	2.2%	2.4%
Net Income	$9,183	$4,961	85%
Adjusted Net Income *	$6,405	$4,997	28%
Earnings Per Class B Diluted Share	$0.24	$0.13	85%
Adjusted Earnings Per Class B Diluted Share *	$0.17	$0.13	31%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Consolidated net sales in the first quarter of fiscal year 2014 increased 10% from the prior year first quarter on increased net sales in both the Electronic Manufacturing Services (EMS) segment and the Furniture segment.

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First quarter gross profit as a percent of net sales increased 0.1 of a percentage point from the prior year first quarter. A slight decline in the gross profit percentage in both segments was more than offset by the favorable impact of a sales mix shift towards the Furniture segment which carries a higher margin.

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Consolidated selling and administrative expenses in the first quarter of fiscal year 2014 increased 12% in absolute dollars compared to the prior year. The increased costs were primarily due to higher incentive compensation costs, increased salary costs, higher sales and marketing costs, and higher commissions related to increased sales in the Furniture segment. In addition, the Company classified one of its three aircraft as held for sale during the first quarter of fiscal year 2014 and recorded a $1.2 million pre-tax impairment charge ($0.7 million after-tax impact).

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Other General Income in the first quarter of fiscal year 2014 included $5.0 million of pre-tax income resulting from settlement proceeds related to two antitrust class action lawsuits of which the Company was a member. The class actions alleged the defendant sellers illegally conspired to fix prices of electronic components purchased several years ago by some of our manufacturing facilities in the EMS segment.

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Other Income/Expense for the first quarter of fiscal year 2014 was income of $1.0 million compared to income of $0.3 million in the first quarter of the prior year. The variance in Other Income/Expense was driven in part by foreign exchange movement that impacted the EMS segment.

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The Company's effective tax rate for the first quarter of fiscal year 2014 was 28.0% compared to 31.0% in the prior year first quarter. The current year first quarter effective tax rate was favorably impacted by a $0.5 million adjustment to the Company's deferred tax asset valuation allowance in the EMS segment.

•	Operating cash flow for the first quarter of fiscal year 2014 was $16.0 million compared to $9.5 million in the first quarter of the prior year.

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The Company's cash and cash equivalents increased to $109.6 million at September 30, 2013, compared to $103.6 million at June 30, 2013. The Company had no short-term borrowings outstanding at September 30, 2013 or June 30, 2013. Long-term debt including current maturities was $0.3 million at September 30, 2013.

James C. Thyen, President and Chief Executive Officer, stated, "Our operating performance in the Furniture segment in the first quarter reflects increased demand, the effective execution of our strategy, and the commitment of our entire Furniture team to improve results. Our Furniture segment returned to profitability in the first quarter, after recording losses for the second half of last fiscal year. Our focus on accelerating top-line growth in the Furniture segment was evident in the first quarter as the orders received during the quarter increased 18% over the prior year first quarter. Overall, we are pleased with the progress being made in the Furniture segment."

Mr. Thyen continued, "In the EMS segment, the automotive end market is benefiting from relative strength in the U.S. market and improvement in the Chinese market which contributed to a double digit increase in our first quarter sales to the automotive market compared to last year. Industrial market demand is also improving. While first quarter sales increased over the prior year first quarter in this segment, sales were down compared to the third and fourth quarters of fiscal year 2013 when we surpassed our 4% operating goal. The lower absorption of our fixed costs as a result of the lower revenue was the primary driver for missing our 4% operating income goal in the first quarter."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2013	September 30, 2012	Percent Change
Net Sales	$175,636	$164,175	7%
Operating Income	$9,996	$5,023	99%
Operating Income %	5.7%	3.1%
Adjusted Operating Income *	$5,046	$5,088	(1%)
Adjusted Operating Income % *	2.9%	3.1%
Net Income	$7,462	$3,283	127%
Adjusted Net Income *	$4,486	$3,322	35%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Fiscal year 2014 first quarter net sales in the EMS segment increased 7% compared to the first quarter of the prior year on double-digit sales growth to customers in the automotive and industrial industries. Net sales to the public safety industry declined compared to the prior year while sales to the medical industry remained flat.

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Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2014 declined 0.1 of a percentage point when compared to the first quarter of the prior year. The current year first quarter gross profit was negatively impacted by a $0.6 million inventory write-down related to products specific to a former customer.

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Selling and administrative expenses in this segment increased 8% in the fiscal year 2014 first quarter when compared to the prior year. Higher incentive compensation costs and increased salary costs were partially offset by a favorable warranty reserve adjustment and lower costs for workers compensation claims. As a percent of sales, selling and administrative costs in the EMS segment increased 0.1 of a percentage point for the first quarter of fiscal year 2014 compared to the prior year.

•
Operating income in the first quarter of fiscal year 2014 includes the $5.0 million of Other General Income related to the proceeds from the antitrust lawsuits mentioned above. The Adjusted Operating Income and Adjusted Net Income amounts in the EMS segment table above exclude this income for a more comparable comparison to last year.

•	The first quarter of fiscal year 2014 was favorably impacted by a $0.5 million adjustment to the deferred tax asset valuation allowance.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2013	September 30, 2012	Percent Change
Net Sales	$141,803	$124,015	14%
Operating Income	$4,787	$2,803	71%
Operating Income %	3.4%	2.3%
Net Income	$2,899	$1,668	74%

•
Fiscal year 2014 first quarter net sales in the Furniture segment increased 14% compared to the prior year on increased net sales of both office and hospitality furniture. All vertical markets within the office furniture industry increased over the prior year except for a slight decline in the federal and state governments. Sequentially, sales to the federal and state governments increased compared to the fourth quarter of fiscal year 2013. Furniture segment orders increased 18% in the first quarter of fiscal year 2014 when compared to the prior year.

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Gross profit as a percent of net sales declined 0.1 of a percentage point in the Furniture segment in the first quarter of fiscal year 2014 when compared to the prior year. The operational improvements achieved in this segment and benefits realized from pricing adjustments were offset by an unfavorable shift in sales mix, higher freight costs and an increase in the LIFO inventory reserve.

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Higher incentive compensation costs, increased salary costs, higher sales and marketing costs, and higher commissions resulting from the increased sales contributed to a 9% increase in selling and administrative expenses in the Furniture segment for the first quarter of fiscal year 2014 compared to the prior year. As a percent of sales, selling and administrative costs in the Furniture segment decreased 1.3 percentage points for the first quarter of fiscal year 2014 compared to the prior year.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income excluding settlement proceeds from lawsuit and restructuring charges, 2) net income excluding settlement proceeds from lawsuits and restructuring charges, and 3) earnings per Class B diluted share excluding settlement proceeds from lawsuits and restructuring charges. The non-GAAP financial measures in the EMS segment used within this release include 1) operating income excluding settlement proceeds from lawsuits and restructuring charges, and 2) net income excluding settlement proceeds from lawsuits and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the lawsuit income and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2013 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 5, 2013
Time:	11:00 AM Eastern Time
Dial-In #:	877-280-4959 (International Calls - 857-244-7316)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 19, 2013.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	66756350

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional, and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the first quarter ended September 30, 2013 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2013		September 30, 2012
Net Sales	$317,439	100.0%	$288,190	100.0%
Cost of Sales	256,115	80.7%	232,985	80.8%
Gross Profit	61,324	19.3%	55,205	19.2%
Selling and Administrative Expenses	54,217	17.1%	48,238	16.8%
Other General Income	(5,022)	(1.6%)	0	0.0%
Restructuring Expense	402	0.1%	60	0.0%
Operating Income	11,727	3.7%	6,907	2.4%
Other Income (Expense), net	1,019	0.3%	287	0.1%
Income Before Taxes on Income	12,746	4.0%	7,194	2.5%
Provision for Income Taxes	3,563	1.1%	2,233	0.8%
Net Income	$9,183	2.9%	$4,961	1.7%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.24		$0.12
Class B	$0.24		$0.13
Diluted Earnings Per Share:
Class A	$0.23		$0.12
Class B	$0.24		$0.13

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,310		38,017
Diluted	38,596		38,256

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2013	2012
Net Cash Flow provided by Operating Activities	$16,025	$9,486
Net Cash Flow used for Investing Activities	(6,425)	(5,138)
Net Cash Flow used for Financing Activities	(3,784)	(2,141)
Effect of Exchange Rate Change on Cash and Cash Equivalents	214	96
Net Increase in Cash and Cash Equivalents	6,030	2,303
Cash and Cash Equivalents at Beginning of Period	103,600	75,197
Cash and Cash Equivalents at End of Period	$109,630	$77,500

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2013	June 30, 2013
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$109,630	$103,600
Receivables, net	161,840	160,767
Inventories	128,777	123,998
Prepaid expenses and other current assets	38,473	39,013
Assets held for sale	2,646	1,521
Property and Equipment, net	184,122	185,744
Goodwill	2,556	2,511
Other Intangible Assets, net	4,817	5,276
Other Assets	24,632	22,089
Total Assets	$657,493	$644,519

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	158,803	155,709
Dividends payable	1,880	1,863
Accrued expenses	56,598	56,856
Long-term debt, less current maturities	275	294
Other	25,179	25,268
Share Owners' Equity	414,733	404,506
Total Liabilities and Share Owners' Equity	$657,493	$644,519

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2013	2012
Interest Income	$68	$110
Interest Expense	(7)	(7)
Foreign Currency/Derivative Gain (Loss)	118	(393)
Gain on Supplemental Employee Retirement Plan Investment	1,051	703
Other Non-Operating Expense	(211)	(126)
Other Income (Expense), net	$1,019	$287

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended
	September 30,
Kimball International, Inc.	2013	2012
Operating Income, as reported	$11,727	$6,907
Less: Pre-tax Settlement Proceeds from Lawsuits	5,022	0
Add: Pre-tax Restructuring Charges	402	60
Adjusted Operating Income	$7,107	$6,967

Electronic Manufacturing Services Segment
Operating Income, as reported	$9,996	$5,023
Less: Pre-tax Settlement Proceeds from Lawsuits	5,022	0
Add: Pre-tax Restructuring Charges	72	65
Adjusted Operating Income	$5,046	$5,088

Net Income excluding Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended
	September 30,
Kimball International, Inc.	2013	2012
Net Income, as reported	$9,183	$4,961
Less: After-tax Settlement Proceeds from Lawsuits	3,020	0
Add: After-tax Restructuring Charges	242	36
Adjusted Net Income	$6,405	$4,997

Electronic Manufacturing Services Segment
Net Income, as reported	$7,462	$3,283
Less: After-tax Settlement Proceeds from Lawsuits	3,020	0
Add: After-tax Restructuring Charges	44	39
Adjusted Net Income	$4,486	$3,322

Earnings Per Class B Diluted Share excluding Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended
	September 30,
	2013	2012
Earnings per Class B Diluted Share, as reported	$0.24	$0.13
Less: Impact of Settlement Proceeds from Lawsuits	0.08	0.00
Add: Impact of Restructuring Charges	0.01	0.00
Adjusted Earnings Per Class B Diluted Share	$0.17	$0.13